                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 POPULAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 POPULAR, INC.
                                P.O. BOX 362708
                        SAN JUAN, PUERTO RICO 00936-2708

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, APRIL 23, 1998

                              --------------------

To the Stockholders of Popular, Inc.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Popular, Inc. (the "Meeting") for the year 1998 will be held at 10:00 a.m. on Thursday, April 23, 1998, on the third floor of the Centro Europa Building, in Santurce, Puerto Rico, to consider and act upon the following matters:

         (1) To elect five (5) directors of Popular, Inc. (the "Corporation" ) for a three-year term; and

         (2) To transact any and all other business as may be properly brought before the Meeting or any adjournments thereof. Management at present knows of no other business to be brought before the Meeting.

         Stockholders of record at the close of business on March 4, 1998, are entitled to notice of and vote at the Meeting.

         You are cordially invited to attend the Meeting. Whether you plan to attend or not, please sign and return the enclosed proxy so that the Corporation may be assured of the presence of a Quorum at the Meeting. A postage-paid envelope addressed to the Corporation is enclosed for your convenience.

         San Juan, Puerto Rico, March 18, 1998.

                                      By Order of the Board of Directors,

                                              SAMUEL T. CESPEDES
                                                   Secretary

                                 POPULAR, INC.
                                P.O. BOX 362708
                        SAN JUAN, PUERTO RICO 00936-2708

                                -----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY APRIL 23, 1998

                                -----------------

         This Proxy statement is furnished in connection with the solicitation by the Board of Directors of Popular, Inc. (the "Corporation") of Proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m. on Thursday, April 23, 1998, on the third floor of the Centro Europa Building, in Santurce, Puerto Rico, and any adjournments thereof. Enclosed with this Proxy Statement is the Annual Report, including Form 10-K and the financial statements for the year ended December 31, 1997, duly certified by Price Waterhouse as independent public accountants. This Proxy Statement, the enclosed Annual Report and Form 10-K, the Notice of Annual Meeting of Stockholders and the form of proxy are being sent to stockholders on or about March 18, 1998.

         Properly executed proxies received by the Secretary of the Corporation will be voted at the Meeting in accordance with the instructions which appear therein and for the purposes indicated on the Notice of Meeting. The Board of Directors does not intend to present any business at the Meeting other than those included in the Notice of Meeting. The Board of Directors at this time knows of no other matters which may come before the Meeting. However, if any new matters requiring the vote of the stockholders properly come before the Meeting, proxies may be voted with respect thereto in accordance with the best judgement of Proxyholders, under the discretionary power granted by stockholders to their proxies in connection with general matters.

                            SOLICITATION OF PROXIES

         In addition to solicitation by mail, management may participate in the solicitation of Proxies by telephone, personal interviews or otherwise. The Board of Directors has engaged the firm of Georgeson & Company Inc. to aid in the solicitation of Proxies. The cost of solicitation will be borne by the Corporation and is estimated at $6,500.

                              REVOCABILITY OF PROXY

         Any stockholder giving a proxy has the power to revoke it before the proxy is exercised. The grantor may revoke the proxy by claiming at the Meeting the right to vote by himself the shares of stock registered in his name or by notice of revocation in writing to the President or Secretary of Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised.

                               VOTING SECURITIES

         The only outstanding voting securities of the Corporation are its shares of common stock, each share of which entitles the holder thereof to one vote. Only common stockholders of record at the close of business on March 4, 1998 (the "Record Date"), will be entitled to vote at the Meeting and any adjournments thereof. On the Record Date there were 67,717,548 shares of common stock of Popular, Inc. outstanding. The shares covered by any such proxy that are properly executed and received by management before 10:00 a.m. on the day of the Meeting will be voted.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation is necessary to constitute a quorum at the Meeting. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Corporation as members of the vote-counting committee for the Meeting. For purposes of determining quorum, the members of the vote-counting committee will treat abstentions and brokers non-votes as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated in the proxy that it does not have discretionary authority to vote on a particular matter. As to the election of Directors, the proxy card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Directors will be elected by a majority of the votes cast. Therefore, abstention and broker non-votes will not have an effect on the election of directors of the Corporation.

                             PRINCIPAL STOCKHOLDERS

         Following is the information, to the extent known by the persons on whose behalf this solicitation is made, with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation's voting securities.

                                                                          Amount and nature       Percent
                                                                            of beneficial            of
Title of Class          Name and address of beneficial owner                ownership (1)         Class(2)
--------------          ------------------------------------                -------------         --------

Common ............     Banco Popular de Puerto Rico (the "Bank")
                         As Trustee for Banco Popular de Puerto
                         Rico Retirement Plan                                 2,836,430

                        The Bank as Trustee for the Profit Sharing Plan
                         for the Employees of Banco Popular de Puerto
                         Rico                                                 2,660,104
                                                                              ---------
                                                                              5,496,534 (3)        8.1169

Common ............     State Farm Mutual Automobile Insurance
                         Company                                              3,418,262 (4)        5.0478

-------------

(1)      As of February 27, 1998.
(2)      Based on 67,717,548 shares of common stock outstanding.
(3) The Bank, as Trustee, administers both Plans through their Administrative Committees, with sole voting and investment power.
(4) On January 20, 1998 State Farm Mutual Automobile Insurance Company ("State Farm") and affiliated entities filed a joint statement on
         Schedule 13-G with the Securities and Exchange Commission reflecting its holdings as of December 31, 1997. According to said statement, State Farm and its affiliates might be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. State Farm and its affiliates could also be deemed to be the beneficial owners of 3,418,262 shares of Popular, Inc. However, State Farm and each such affiliate disclaim beneficial ownership as to all shares as to which each such person has no right to receive the proceeds of sale of the shares, and also disclaim that they constitute a "group".

                    SHARES BENEFICIALLY OWNED BY DIRECTORS,
               NOMINEES AND EXECUTIVE OFFICERS OF THE CORPORATION

         Following is the information, as of February 27, 1998, as to equity securities of the Corporation beneficially owned by all current directors, nominees, the most highly compensated Executive Officers of the Corporation who are not directors and the total owned by directors, nominees and all Executive Officers of the Corporation as a group:

                                  COMMON STOCK

                                       Title            Amount and Nature           Percent of
  Name                                of class       of Beneficial Ownership         class (1)
  ----                                --------       -----------------------         ---------

Salustiano Alvarez Mendez ..........   Common                  70,360                   .1039
Alfonso F. Ballester ...............   Common                 689,522(3)               1.0182
Juan J. Bermudez ...................   Common                 161,003(4)                .2378
Francisco J. Carreras ..............   Common                   5,964                   .0088
Richard L. Carrion .................   Common                 517,941(5)                .7649
David H.  Chafey Jr ................   Common                  37,501                   .0554
Luis E. Dubon Jr ...................   Common                 543,672(6)                .8029
Antonio Luis Ferre .................   Common               1,436,194(7)               2.1209
Hector R. Gonzalez .................   Common                 280,634(8)                .4144
Jorge A. Junquera ..................   Common                  21,170(9)                .0313
Manuel Morales Jr ..................   Common                 359,401(10)               .5307
Alberto M. Paracchini ..............   Common                  56,231(11)               .0830
Francisco M. Rexach Jr .............   Common                  74,127(12)               .1095
J. Adalberto Roig Jr ...............   Common                 237,865(13)               .3513
Felix J. Serralles Jr ..............   Common                 179,830(14)               .2656
Julio E. Vizcarrondo Jr ............   Common                 562,971(15)               .8314
Maria Isabel P. de Burckhart .......   Common                  26,013(16)               .0384
Roberto R. Herencia ................   Common                   5,966                   .0088
Larry B. Kesler ....................   Common                  19,019                   .0281
Humberto Martin ....................   Common                  32,339                   .0478
Emilio E. Pinero ...................   Common                  14,249                   .0210
Carlos Rom Jr ......................   Common                  11,119(17)               .0164
Carlos J. Vazquez ..................   Common                  49,704(18)               .0734


All Directors and Executive Officers
 of the Corporation as a group .....   Common               5,392,795                  7.9637

                                 PREFERRED STOCK

                                       Title            Amount and Nature           Percent of
  Name                                of class       of Beneficial Ownership         class (2)
  ----                                --------       -----------------------         ---------

Salustiano Alvarez Mendez ..........   Preferred                7,000                   .1750
Luis E. Dubon Jr ...................   Preferred                7,825(19)               .1956
Alberto M. Paracchini ..............   Preferred                7,000                   .1750
Carlos J. Vazquez ..................   Preferred                4,568(20)               .1142

All Directors and Executive Officers
 of the Corporation as a group .....   Preferred               26,393                   .6598

(1)      Based on 67,717,548 shares of common stock outstanding.
(2)      Based on 4,000,000 shares of preferred stock outstanding.
(3) Mr. Ballester owns 687,522 shares and has indirect investment power over 2,000 shares owned by his wife. Excludes 600,964 shares owned by his sister Mrs. Griselda Ballester, as to all of which shares Mr. Ballester disclaims indirect voting power.
(4) Excludes 6,151 shares owned by his wife, as to which Mr. Bermudez disclaims indirect voting power.
(5) Mr. Carrion owns 139,318 shares and also has indirect investment power over 12,070 shares owned by his children. Junior Investment Corporation owns 2,103,000 shares of the Corporation. Mr. Carrion owns 17.43% of the shares of said corporation.
(6) Mr. Dubon owns 41,034 shares and has a power of attorney over 57,608 shares owned by his wife, over 36,430 shares held in trust for his children and 595,407 shares owned by various corporations and members of his family in which Mr. Dubon has direct or indirect ownership. Mr. Dubon disclaims indirect voting power and investment authority over 186,807 shares owned by his brother, nieces and DW Group, Inc.
(7) Mr. Ferre has indirect investment and voting power and claims beneficial ownership of 1,436,194 shares of the Corporation. Mr. Ferre owns 803 shares and has indirect investment and voting power over 250,600 shares owned by Alfra Investment Corp., 1,600 shares owned by South Management, Inc. and 200 shares owned by his wife. Mr. Ferre owns 85.12% of Ferre Investment Fund, Inc., which owns 460,635 shares of the Corporation. Mr. Ferre also owns 64.39% of the shares of El Dia, Inc., and has indirect voting power over Alfra Investment Corp., which owns 19.10% of El Dia, Inc., which owns in turn 722,356 shares of the Corporation.
(8) Mr. Gonzalez owns 267,958 shares and has voting and investment power over 12,676 shares of the Corporation owned by TPC Financial Services, Inc. of which he is President and Chief Executive Officer.
(9) Mr. Junquera owns 20,830 shares and has indirect investment power over 101 shares owned by his wife and over 239 shares owned by his daughter.
(10) Mr. Morales owns 159,347 shares and has voting power over 200,054 shares owned by his parents, as their attorney-in-fact.
(11) Excludes 632 shares owned by his wife, as to which Mr. Paracchini disclaims beneficial ownership.
(12) Mr. Rexach owns 37,127 shares and has indirect voting power over 30,000 shares owned by his mother, as her attorney-in-fact, and over 7,000 shares held by Capital Assets, Inc. as President and shareholder.
(13) Mr. Roig owns 225,271 shares and has indirect voting power over 12,594 shares owned by his wife.
(14) Mr. Serralles owns 113,376 shares, and has indirect voting power over 5,146 shares owned by his wife. Mr. Serralles owns 100% of the shares of each of Capitanejo, Inc. and Fao Investments, Inc., which own 58,510 and 2,798 shares, respectively, of the Corporation.
(15) Mr. Vizcarrondo owns 99,868 shares and has indirect voting power over 90,662 shares owned by his wife. Mr. Vizcarrondo's wife owns 17.71% of the shares of Junior Investment Corporation, which owns 2,103,000 shares of the Corporation. Mr. Vizcarrondo has indirect voting and investment power over 402 shares held in trust by Vicar Enterprises, Inc. for the benefit of his children, for which he disclaims beneficial ownership. Mr. Vizcarrondo also disclaims beneficial ownership over 63,573 shares owned by DMI Pension Trust, where he serves as trustee and member of the investment committee. Excluded also are 11,649 shares owned by Mr. Vizcarrondo as trustee of the Suarez Toro Trust, which owns said shares of the Corporation, of which he disclaims beneficial ownership.
(16) Mrs. Burckhart owns 24,564 shares and has indirect voting power over 1,449 held by her husband as custodian for her daughters.
(17) Mr. Rom owns 10,816 shares and has indirect voting power over 69 shares owned by his wife and 234 shares held by him as custodian for various members of his family.
(18) Mr. Vazquez owns 3,374 shares and has investment authority over 46,330 shares held by various family members.
(19) Mr. Dubon owns 1,450 preferred shares, and has indirect voting power over 5,875 preferred shares held in trust by Mr. Luis E. Dubon Jr. for several persons. Mr. Dubon also has indirect ownership over 500 preferred shares owned by Fundacion Gogui, Inc.
(20) Mr. Vazquez has investment authority over 4,568 preferred shares held by various family members.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Corporation with respect to its 1997 fiscal year, pursuant to Section 16(a) of the Securities Exchange Act of 1934, the following people, subject to
Section 16(a), failed to file on a timely basis:

Name                            Number of late reports    Number of transactions
----                            ----------------------    ----------------------

Salustiano Alvarez Mendez                   2                      2
Antonio Luis Ferre                          1                      1
Francisco M. Rexach Jr                      1                      2
Emilio Jose Venegas                         1                      5
Julio E. Vizcarrondo Jr                     2                      2
Maria Isabel P. Burckhart                   1                      1
David H. Chafey Jr                          1                      1
Humberto Martin                             1                      1


         The Corporation has no knowledge of any additional failure to file a required Form.

                       BOARD OF DIRECTORS AND COMMITTEES
                             ELECTION OF DIRECTORS

         The Certificate of Incorporation and the By-laws of the Corporation establish a classified Board of Directors pursuant to which the Board of Directors is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected.

         At the Meeting, five (5) directors assigned to "Class 2" are to be elected until the 2001 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The directors nominated for election are: Luis E. Dubon Jr., Hector R. Gonzalez, Manuel Morales Jr., Francisco M. Rexach Jr. and Julio E. Vizcarrondo Jr. All of the above will serve for three (3) years until the 2001 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The remaining 11 directors of the Corporation will serve as directors, as follows: until the 1999 Annual Meeting of Stockholders of the Corporation, in the case of those seven directors assigned to "Class 3", and until the 2000 Annual Meeting of Stockholders, in the case of those four directors assigned to "Class 1", or in each case until their successors are duly elected and qualified.

         The people named as proxies in the accompanying Form of Proxy have advised the Corporation that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies FOR the election of the five nominees named above, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as the Board of Directors may propose. The Corporation has no knowledge that any nominee will become unavailable for election.

         Information relating to principal occupation and business experience during the past five (5) years (including position held with the Corporation or the Bank), age and the period during which each director has served is set forth below.

                               BOARD OF DIRECTORS
                       NOMINEES FOR ELECTION AS DIRECTORS
                            (TERMS EXPIRING IN 2001)
                               CLASS 2 DIRECTORS

                                                                                        DIRECTOR OF
                                        PRINCIPAL OCCUPATION AND BUSINESS             THE CORPORATION
        NAME                AGE       EXPERIENCE DURING THE PAST FIVE YEARS                 SINCE
        ----                ---       -------------------------------------                 -----
Luis E. Dubon Jr............63    Attorney-at-Law and Investor. Partner of the               1984
                                    law firm Dubon & Dubon. Director and
                                    stockholder of D Group Capital Corporation,
                                    TL Group Corporation, Delta Maintenance
                                    Services Inc. Director and partner of D
                                    Group Equity Holding Associates, S. en C.
                                    por A., S.E., and D Group Commercial
                                    Equities Associates S. en C. por A., S.E.
                                    Director of American Investment Corp.,
                                    Fundacion Gogui, Inc., Carite Resorts
                                    Associates, S. en C. por A., S.E., Carite
                                    Resorts GP, Inc., Carolina Developers
                                    Associates, S. en C. por A., S.E., Contorno
                                    Developers Associates, S. en C. por A.,
                                    S.E., Contorno Developers GP, Inc., D Group
                                    Commercial Equities GP, Inc., D Group
                                    Equities Management Services, Inc., D Group
                                    Equity Holding GP, Inc., D Group Realty
                                    Services, Inc., Delta Engineering Services,
                                    Inc., Delta Parking System Corporation,
                                    Dubon Corporation, Executive Habitats, Inc.,
                                    Galeria del Condado Associates, S. en C. por
                                    A., S.E., Galeria del Condado GP, Inc.,
                                    Imporexco, Inc., Lujoma Corporation, Marina
                                    Developers (Carolina) GP, Inc., Mercantil
                                    Caguax Associates, S. en C. por A., S.E.,
                                    Mercantil Caguax GP, Inc., Mercantil
                                    Mayaguez Associates, S. en C. por A., S.E.,
                                    Mercantil Mayaguez GP, Inc., Mercantil
                                    Pinero Associates, S. en C. por A., S.E.,
                                    Mercantil Pinero GP, Inc., Mercantil San
                                    Patricio Associates, S. en C. por A., S.E.,
                                    Mercantil San Patricio GP, Inc., Metro
                                    Center Associates, S. en C. por A., S.E.,
                                    Metro Center GP Corporation, Plaza Bellas
                                    Artes GP, Inc., Plaza Bellas Artes
                                    Associates Uno S. en C. por A., S.E., Plaza
                                    Bellas Artes GP, Inc. Uno, Plaza Bellas
                                    Artes Associates Dos S. en C. por A., S.E.,
                                    Plaza Bellas Artes Associates Tres S. en C.
                                    por A., S.E., Plaza Bellas Artes Associates
                                    IV, S. en C. por A., S.E., Plaza del Condado
                                    Associates, S. en C. por A., S.E., Plaza del
                                    Condado GP, Inc., Portilla Corporation,
                                    Puerta del Condado Associates, S. en C. por
                                    A., S.E., Puerta del Condado GP Inc., Resort
                                    Equities Developers GP, Inc., San Jose
                                    Building Associates, S. en C. por A., S.E.,
                                    San Jose Building GP, Inc., Title &
                                    Corporate Services Corporation and San Jose
                                    Development, Inc. Director of Banco de Ponce
                                    from 1973 to 1990. Director of the Bank
                                    since 1990.

                               BOARD OF DIRECTORS
                       NOMINEES FOR ELECTION AS DIRECTORS
                            (TERMS EXPIRING IN 2001)
                                CLASS 2 DIRECTORS

                                                                                         Director of
                                        Principal occupation and business              the Corporation
        Name                Age       experience during the past five years                 since
        ----                ---       -------------------------------------                 -----
Hector R. Gonzalez..........64    President and Chief Executive Officer of TPC               1984
                                    Communications of PR, Inc., owner and
                                    operator of cable television systems.
                                    President and Chief Executive Officer of TPC
                                    Financial Services, Inc., TPC Cable Media,
                                    TelePonce Cable TV and Telecell Systems.
                                    Director of Damas Foundation, Inc. Director
                                    of Popular Finance, Inc. and Popular
                                    Mortgage, Inc. Director of Banco de Ponce
                                    from 1973 to 1990. Director of the Bank
                                    since 1995.

Manuel Morales Jr...........52    President of Selarom Capital Group, Inc.                   1990
                                    President of Parkview Realty, Inc., of the
                                    Atrium Office Center, Inc., of HQ Business
                                    Center P.R., Inc., of Executrain of Puerto
                                    Rico and of Office & Home, Inc. Honorary
                                    General Consul of Japan in San Juan. Trustee
                                    of Sacred Heart University, of the Caribbean
                                    Environmental Development Institute and of
                                    Fundacion Angel Ramos, Inc. Member of the
                                    Board of Directors of Better Business
                                    Bureau. Member of the Board of Trustees of
                                    Fundacion Banco Popular, Inc. Chairman of
                                    the Audit Committee of the Corporation and
                                    the Bank. Director of the Bank since 1978.

Francisco M. Rexach Jr......60    President of Ready Mix Concrete, Inc. a                    1990
                                    subsidiary of PRCC (a registered public
                                    company) until September 1997. President of
                                    Capital Assets, Inc. since November 1995.
                                    Chairman of Rexach Consulting Services.
                                    Director of Popular Leasing & Rental, Inc.
                                    Chairman of the Human Resources and
                                    Compensation Committee of the Bank. Director
                                    of the Bank since 1984.

Julio E. Vizcarrondo Jr.....63    Civil Engineer. President/Partner and Chief                1990
                                    Executive Officer of Desarrollos
                                    Metropolitanos, S.E., VMV Enterprises Corp.,
                                    Resort Builders, S.E., Metropolitan
                                    Builders, S.E., Institutional Builders,
                                    S.E., corporations engaged in the
                                    development and construction of residential,
                                    commercial, industrial and institutional
                                    projects in Puerto Rico. Director of the
                                    Bank since 1984.

                               CLASS 3 DIRECTORS
                            (TERMS EXPIRING IN 1999)
Juan J. Bermudez............60    Electrical Engineer. Partner of Bermudez and               1990
                                    Longo, S.E., Decemcor, S.E., Unicenter,
                                    S.E., Unicourts, S.E., Unieast, S.E.,
                                    Unigardens, S.E., Baldwin Development, S.E.,
                                    Paseo Sereno, S.E., Tivoli, S.E., Clearview,
                                    S.E., Placid Park, S.E. and PCME Commercial,
                                    S.E. Principal Stockholder and Director of
                                    BL Management, Corp., Paseomar Corp., PCME
                                    Development, Inc., G.S.P. Corp.,
                                    Unimanagement Corp., Lab Properties, Inc.
                                    and Homes Unlimited Corp. Chairman of the
                                    Trust Committee of the Bank. Director of the
                                    Bank since 1985.

Francisco J. Carreras.......65    Former professor of the University of Puerto               1990
                                    Rico. Former President of the Catholic
                                    University of P.R. Member of the Board of
                                    Trustees of Fundacion Banco Popular, Inc.
                                    Executive Director of Fundacion Angel Ramos,
                                    Inc. Chairman of the Community Reinvestment
                                    Committee of the Bank. Director of the Bank
                                    since 1979.

                               CLASS 3 DIRECTORS
                            (TERMS EXPIRING IN 1999)

                                                                                          Director of
                                        Principal occupation and business               the Corporation
        Name                Age       experience during the past five years                  since
        ----                ---       -------------------------------------                  -----
Richard L. Carrion..........45    Chairman, President and Chief Executive                    1990
                                    Officer ("CEO") of the Corporation, and the
                                    Bank. Chairman of Popular International
                                    Bank, Inc., Popular North America, Inc. and
                                    Banco Popular, FSB. Chairman of the Board of
                                    Trustees of Fundacion Banco Popular, Inc.
                                    Director of Equity One, Inc., Popular
                                    Finance, Inc., Popular Leasing & Rental,
                                    Inc., Popular Mortgage, Inc. and Popular
                                    Securities Incorporated. Member of the
                                    International Olympic Committee. President
                                    of the Puerto Rico Olympic Trust and Member
                                    of the Puerto Rico Olympic Committee. Member
                                    of Board of Directors and Compensation
                                    Committee of Pueblo Xtra International, Inc.
                                    until March 31, 1995. Chairman and President
                                    of Puerto Rico Investors Tax-Free Funds,
                                    Inc. I, II, III, IV, V and of Puerto Rico
                                    Tax-Free Target Maturity Fund, Inc. I and
                                    II. Member of the Board of Directors of the
                                    Company for the Development of the Cantera
                                    Peninsula and the Board of Trustees of the
                                    Puerto Rico Committee for Economic
                                    Development.Member of the Board of Directors
                                    and of the Benefits & Human Resources
                                    Committees of Bell Atlantic Corporation
                                    (registered public company). Member of the
                                    Board of the National Museum of American
                                    History since January 1998. Chairman of the
                                    Executive Committee of the Corporation.
                                    Director of the Bank since 1982.

David H. Chafey Jr..........44    Supervisor of Bank's Retail Banking Group                  1996
                                    since January 1996. Supervisor of the
                                    Financial Management Group and U.S.
                                    Operations until December 1995. Senior
                                    Executive Vice President since October 1995.
                                    Executive Vice President of the Bank since
                                    January 1990. Chairman of Popular Securities
                                    Incorporated until January 1996. Executive
                                    Vice President and Director of Popular
                                    International Bank, Inc. and Popular North
                                    America, Inc. President of Popular
                                    International Bank, Inc. and Popular North
                                    America, Inc. until December 1995. Director
                                    of Equity One, Inc., Popular Leasing &
                                    Rental, Inc., Popular Securities
                                    Incorporated and Banco Popular, FSB.
                                    Chairman of the Board of Popular Finance,
                                    Inc. Chairman of the Puerto Rico Telephone
                                    Authority from 1993 thru 1997. Executive
                                    Vice President of Puerto Rico Investors
                                    Tax-Free Fund, Inc. I, II, III, IV, V and
                                    Puerto Rico Tax-Free Target Maturity Fund,
                                    Inc. I and II. Chairman of the Board of
                                    Grupo Guayacan, Inc. since 1996. Member of
                                    the Board of San Jorge Children's Research
                                    Foundation since 1996, United Way of Puerto
                                    Rico, Park Conservation Trust of Puerto
                                    Rico, Governor's Economic Council on
                                    Productivity and the Steering Committee of
                                    Private Capital of Puerto Rico since 1994.
                                    Director of the Bank since 1994.

                               CLASS 3 DIRECTORS
                            (TERMS EXPIRING IN 1999)

                                                                                          Director of
                                        Principal occupation and business               the Corporation
        Name                Age       experience during the past five years                  since
        ----                ---       -------------------------------------                  -----

Antonio Luis Ferre..........64    Vice Chairman of the Board of Directors of                 1984
                                    the Corporation and the Bank. Chairman of
                                    the Board of Puerto Rican Cement Co., Inc.
                                    (a registered public company), manufacturers
                                    of cement and allied products. President and
                                    Editor of El Dia, Inc., a newspaper
                                    publishing company. Director of Metropolitan
                                    Life Insurance Company (a registered company
                                    under the Investment Company Act of 1940)
                                    until December 1995. Member of the
                                    Director's Committee of Metropolitan Life
                                    Insurance Company since January 1, 1996.
                                    Director of Pueblo Xtra International, Inc.
                                    until March 1995. Director of Pueblo Xtra
                                    Supermarkets until 1995. Director of Banco
                                    de Ponce from 1959 to 1990. Director of the
                                    Bank since 1990.

Alberto M. Paracchini.......65    Former Chairman of the Board of Directors of               1984
                                    the Corporation and the Bank. Former
                                    Chairman of Popular North America, Inc.,
                                    Equity One, Inc., Popular Finance, Inc. and
                                    Popular Leasing & Rental, Inc. Member of the
                                    Board of Trustees of Fundacion Banco
                                    Popular, Inc. Chairman of the Board of
                                    Trustees, Sacred Heart University in San
                                    Juan, Puerto Rico. Director of Puerto Rican
                                    Cement Co., Inc. (a registered public
                                    company). Director of HDA Management
                                    Associates since 1993. Director of Equus
                                    Management Co., Inc., Managing General
                                    Partner of Equus Gaming Co., L.P. (listed on
                                    the American Stock Exchange). Director of
                                    Venture Capital Fund, Inc. Executive Officer
                                    of the Corporation from 1984 to April 1993.
                                    Director of Banco de Ponce from 1959 to
                                    1990. Chairman of the Investment Committee
                                    of the Bank. Director of the Bank since
                                    1990.

Felix J. Serralles Jr.......63    President and Chief Executive Officer of                   1984
                                    Empresas Serralles, Inc. and of its
                                    subsidiary Destileria Serralles, Inc.,
                                    manufacturers and distributors of distilled
                                    spirits, and of its affiliate Mercedita
                                    Leasing, Inc. Director of Banco de Ponce
                                    from 1966 to 1990. Director of the Bank
                                    since 1990.

                               CLASS 1 DIRECTORS
                            (TERMS EXPIRING IN 2000)
Salustiano Alvarez
  Mendez....................68    President and Director of Mendez & Company,                1997
                                    Inc., food and liquor importers and
                                    distributors. Director of International
                                    Shipping Agency, Inc., shipping agents.
                                    Director of Menaco Corp., Guaynabo Realty
                                    S.E. and A. & D. Associates, Inc. ALECO
                                    Realty and Bamco Products Corp. until 1995.
                                    Director of Banco de Ponce from 1981 to 1990
                                    and of the Bank from 1991 to April 1997.

Alfonso F. Ballester........68    Vice Chairman of the Board of Directors of                 1990
                                    the Corporation and the Bank. President of
                                    Ballester Hermanos, Inc. (Wholesale of
                                    provisions and liquors). Director of Popular
                                    International Bank, Inc., Popular North
                                    America, Inc., Banco Popular, FSB, Equity
                                    One, Inc., Popular Securities Incorporated
                                    and Popular Leasing & Rental, Inc. Chairman
                                    of the Commercial Credit Committee of the
                                    Bank. Director of the Bank since 1975.

                               CLASS 1 DIRECTORS
                            (TERMS EXPIRING IN 2000)

                                                                                          Director of
                                        Principal occupation and business               the Corporation
        Name                Age       experience during the past five years                  since
        ----                ---       -------------------------------------                  -----

Jorge A. Junquera...........49    Supervisor of the Financial Management                     1990
                                    Group, the U.S. Operations and the Caribbean
                                    and Latin America Expansion Group since
                                    January 1996. Supervisor of the Bank's
                                    Retail Banking Group until December 1995.
                                    Senior Executive Vice President since
                                    October 1995. Executive Vice President of
                                    the Bank since 1980. President and Director
                                    of Popular International Bank, Inc. and
                                    Popular North America, Inc. since January
                                    1996. Director of Equity One, Inc., Popular
                                    Finance, Inc., Banco Popular, Illinois,
                                    Banco Popular, N.A. (California), Banco
                                    Popular, N.A. (Florida), Banco Popular, N.A.
                                    (Texas), Popular Mortgage, Inc. and Popular
                                    Leasing & Rental, Inc. Chairman of the Board
                                    of Popular Securities Incorporated since
                                    January 1996. President of Puerto Rico
                                    Tourism Company until February 1997 and
                                    President of Hotel Development Co. since
                                    1993. Director of YMCA since 1988. Director
                                    of the Bank since 1990.

J. Adalberto Roig Jr........67    Chairman of the Board of Antonio Roig                      1997
                                    Sucesores, Inc., Desarrollos Agricolas del
                                    Este, S.E. and Desarrollos Roig, S.E.
                                    President of Jarofe Investment, Inc.,
                                    Ferrocarriles del Este and of East Porto
                                    Rico Sugar Co. Chairman of the Board and
                                    President of Roig Commercial Bank until June
                                    1997.

                               STANDING COMMITTEES

         The Board of Directors of the Corporation met on a monthly basis during 1997. All directors attended 75% or more of the meetings of the Board of Directors and the committees of the Board of Directors on which such directors served.

         The Corporation's Board of Directors has a standing Audit and Executive Committee. The Board of Directors of the Bank, the principal subsidiary of the Corporation, has a standing Human Resources and Compensation Committee that may review compensation matters for the Corporation. There is no standing Nominating Committee but the Executive Committee charter provides that said Executive Committee may exercise the power to nominate directors. However, in the past the Executive Committee has not exercised such function and nominations have been made by the Board of Directors. Information regarding the Audit and Human Resources Committees follows:

AUDIT COMMITTEE

         The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation, and compliance with applicable laws and regulations. The Committee meets with the Corporation's independent external auditors to review their audit procedures, the report on their examination of the Corporation's financial statements, and their comments on the system of internal controls. Also, the Committee oversees the internal audit function and reviews the reports prepared by the Auditing Division on their examinations of the operating and business units and for any other special examinations that may be required. The Committee held four meetings during the fiscal year ended December 31, 1997.

         The Committee members during 1997 were: Salustiano Alvarez Mendez, Juan
J. Bermudez, Francisco J. Carreras, Luis E. Dubon Jr., Manuel Morales Jr. and Julio E. Vizcarrondo Jr. None of the members of the committee are officers or employees of the Corporation or any of its subsidiaries.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

         The functions of the Human Resources and Compensation Committee include reviewing the compensation and benefits of management and employees, reviewing the policies related to the performance and compensation of management and employees, and reviewing the long-range planning for executive development and succession. The Committee held one meeting during the fiscal year ended December 31, 1997.

         The Committee members during 1997 were: Salustiano Alvarez Mendez, Esteban D. Bird, Hector R. Gonzalez, Francisco M. Rexach Jr. and Julio E. Vizcarrondo Jr. None of the members of the Committee are officers or employees of the Corporation or any of its subsidiaries.

                           COMPENSATION OF DIRECTORS

         Directors who are not employees of the Corporation and its subsidiaries were entitled to be reimbursed for certain expenses up to $12,000 annually. The Board of Directors of the Corporation has a Stock Deferment Plan, pursuant to which each outside director of the Corporation will be given the option to defer all or a portion of the $12,000 annual retainer. The deferred portion, plus an additional amount of $0.25 for each dollar so deferred, being applied toward the purchase in the open market of shares of the Corporation's common stock on behalf of the director, with the certificates representing such shares to be retained by the Corporation until the director's term in every Board terminates. In addition, each director shall have the right to vote and to receive any dividends payable on the shares held for said director under the Plan, but no such shares shall be sold, transferred, assigned, pledged or in any other way encumbered by the director until the certificates representing such shares are delivered to the director. In the event that a director is removed for cause from office by appropriate corporate action or under authority of law, said director (1) shall be obligated to sell to the Corporation all of the shares acquired with the deferred retainer amount at a price equal to the lower of (a) the actual cost of the purchase of said shares and (b) the market price of said shares on the date the director was discharged, and (2) shall forfeit to the Corporation all of the shares purchased with any additional contribution.

         In addition directors receive $750 for attending each Board of Directors' meeting, $1,000 for attending each Executive Committee meeting and $500 for attending each of the others committee meetings. Directors who are employees do not receive fees for attending Board of Directors and committee meetings.

                               EXECUTIVE OFFICERS

         The following table sets forth the names of the executive officers (the "Executive Officers") of the Corporation including their age, business experience during the past five (5) years and the period during which each such person has served as an Executive Officer of the Corporation or the Bank.

                                                                                                            EXECUTIVE
                                                                                                             OFFICER
                                                                                                              OF THE
                                                               PRINCIPAL OCCUPATION AND BUSINESS           CORPORATION
        NAME                        TITLE            AGE     EXPERIENCE DURING THE PAST FIVE YEARS            SINCE
        ----                        -----            ---     -------------------------------------            -----
Richard L. Carrion...........Chairman, President     45      See under "Board of Directors"                    1990
                              and  CEO

Jorge A. Junquera............Senior Executive        49      See under "Board of Directors"                    1990
                              Vice President

David H. Chafey Jr...........Senior Executive        44      See under "Board of Directors"                    1990
                              Vice President

                                                                                                            EXECUTIVE
                                                                                                             OFFICER
                                                                                                              OF THE
                                                               PRINCIPAL OCCUPATION AND BUSINESS           CORPORATION
        NAME                        TITLE            AGE     EXPERIENCE DURING THE PAST FIVE YEARS            SINCE
        ----                        -----            ---     -------------------------------------            -----
Maria Isabel P.
  de Burckhart...............Executive Vice          49      Supervisor of the Administration Group.           1990
                               President                       Executive Vice President of the Bank since
                                                               January 1990. Executive Vice President of
                                                               Popular North America, Inc. Member of the
                                                               Board of Trustees of Fundacion Banco
                                                               Popular, Inc. Member of the Board of
                                                               Directors of Fundacion Ana G. Mendez since
                                                               1992, of Puerto Rico Community Foundation
                                                               and of Puerto Rico Convention Bureau since
                                                               1993.



Roberto R. Herencia..........Executive Vice          38      Head of the Corporation's U.S. business           1997
                               President                       expansion. Executive Vice President since
                                                               January 1997. Director of Popular North
                                                               America, Inc., Banco Popular, FSB, Equity
                                                               One, Inc., Banco Popular, Illinois, Banco
                                                               Popular, N.A. (California ), Banco Popular,
                                                               N.A. (Florida) and Banco Popular, N.A.
                                                               (Texas). Senior Vice President from December
                                                               1991 to December 1996. Vice President and U.
                                                               S. Senior Credit Officer from April to
                                                               December 1991.



Larry B. Kesler..............Executive Vice          60      Supervisor of the Individual Credit Group         1990
                               President                       and the Virgin Islands Region. Executive
                                                               Vice President of the Bank since January
                                                               1990. Executive Vice President of Popular
                                                               North America, Inc. Chairman of the Board
                                                               of Directors of Equity One, Inc., Popular
                                                               Leasing & Rental, Inc. and Popular Mortgage,
                                                               Inc. Director of Popular Finance, Inc.

Humberto Martin..............Executive Vice          52      Supervisor of the Operations Group.               1986
                               President                       Executive Vice President of the Bank since
                                                               November 1986. Executive Vice President of
                                                               Popular North America, Inc.



Emilio E. Pinero.............Executive Vice          49      Supervisor of the Commercial Banking Group.       1990
                               President                       Executive Vice President of the Bank since
                                                               January 1990. Director of Popular Mortgage,
                                                               Inc. and of Popular Leasing & Rental, Inc.
                                                               Member of the Board of Trustees of American
                                                               Red Cross since 1997. Member of the Board of
                                                               Trustees of Fundacion Felisa Rincon de
                                                               Gautier and Fundacion Sor Isolina Ferre
                                                               since 1995. Member of the Board of Trustees
                                                               of Inter American University of Puerto Rico
                                                               since 1994. Executive Vice President of
                                                               Popular North America, Inc.

                                                                                                            EXECUTIVE
                                                                                                             OFFICER
                                                                                                              OF THE
                                                               PRINCIPAL OCCUPATION AND BUSINESS           CORPORATION
        NAME                        TITLE            AGE     EXPERIENCE DURING THE PAST FIVE YEARS            SINCE
        ----                        -----            ---     -------------------------------------            -----


Carlos Rom Jr................Executive Vice           41     Head of the Corporation's Caribbean and           1997
                               President                       Latin America business expansion. Executive
                                                               Vice President since January 1997. Director
                                                               of ATH Dominicana, Inc. since December 1995.
                                                               Chairman of the Board of Directors of ATH
                                                               Costa Rica since June 1996. Senior vice
                                                               President from September 1995 to December
                                                               1996. Director of Marchand-ICS Group, Inc.
                                                               since 1995 and of McConnell Consulting since
                                                               1997. Vice President and General Manager of
                                                               Pizza Hut, a division of Pepsi Co., Inc.
                                                               from July 1994 to September 1995. Senior
                                                               Vice President and Manager of the Bank-San
                                                               Juan Region from August 1991 to June 1994.
                                                               Member of The United Way of PR's Board of
                                                               Governors and of its Executive Committee
                                                               from 1990 to 1994.


Carlos J. Vazquez............Executive Vice           39     Supervisor of the Corporation's Risk              1997
                               President                       Management Group. Executive Vice President
                                                               since March 1997. Director of Equity One,
                                                               Inc., Popular Securities Incorporated and
                                                               Popular North America, Inc. since June 1997.
                                                               Vice President of J.P. Morgan & Co.
                                                               Incorporated, Morgan Guaranty Trust Co. of
                                                               N.Y., J.P. Morgan Securities Ltd., J.P.
                                                               Morgan Securities, Inc. and J.P. Morgan
                                                               Venezuela, S.A. from 1982 to 1997.

Samuel T. Cespedes      Secretary of the              61     Attorney-at-Law. Proprietary partner of the       1991
                          Board of Director                    law firm McConnell, Valdes. Secretary of the
                                                               Board of Directors of the Bank since 1991.
                                                               Secretary of the Board of Directors of
                                                               Popular North America, Inc., Equity One,
                                                               Inc., Popular Leasing & Rental, Inc. and
                                                               Popular Finance, Inc.

FAMILY RELATIONSHIPS

         Mr. Richard L. Carrion, Chairman of the Board, President and CEO of the Corporation and the Bank, is brother-in-law of Mr. Julio E. Vizcarrondo Jr., Director. Mr. Alfonso F. Ballester, Director, is brother-in-law of Mr. Hector R. Gonzalez, Director. Mr. J. Adalberto Roig Jr., Director, is first cousin of Mr. Antonio Luis Ferre, Director.

OTHER RELATIONSHIPS AND TRANSACTIONS

         During 1997 the Bank engaged the legal services of the law firm of Dubon & Dubon of which director Luis E. Dubon, Jr. is a partner and of McConnell, Valdes of which Mr. Samuel T. Cespedes, Secretary of the Board of Directors of the Corporation and the Bank is a partner. The amount of fees paid to Dubon & Dubon by the Corporation and its subsidiaries during 1997 fiscal year was $313,142. The amount of fees paid to McConnell Valdes did not exceed 5% of the law firm revenues for its last full fiscal year.

         The Bank has had loan transactions with the Corporation's directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms as those prevailing for comparable loan transactions with other people and subject to the provisions of the Banking Act of the Commonwealth of Puerto Rico and the applicable federal laws and regulations. The extensions of credit have not involved nor presently involve more than normal risks of collectibility or other unfavorable features.

                         EXECUTIVE COMPENSATION PROGRAM
        REPORT OF THE BANK'S HUMAN RESOURCES AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERVIEW

         The Bank's Human Resources and Compensation Committee ("The Human Resources Committee") consists of five non-employee directors. The Committee endeavors to keep abreast of competitive compensation practices in regard to salaries, incentives compensation and supplemental programs, that will retain top quality executive officers who will enhance shareholder value through sustained growth.

         The Human Resources Committee evaluates and recommends to the Board of Directors the Corporation's compensation policy for the Chairman of the Board, President and CEO, and Executive Officers. The Human Resources Committee considers among other factors, competitive pay practices for developing a stronger relationship between executive compensation and the Bank's long-term performance. It is kept appraised of such competitive pay practices by an independent consultant who conducts a periodical analysis of executive compensation of a peer group of financial institutions similar in size, scope and business orientation (the "Peer Group"). On an annual basis the banking peer group used by the Committee for comparison purposes is reviewed in light of industry developments, and significant mergers/acquisitions, to ensure that it is consistent with the Corporation's size and focus. The Peer Group currently consists of eleven regional banking organizations with a retail banking emphasis.

         The Executive Compensation Program for principal officers of the Corporation's subsidiaries is set according to the industry and geographical area in which they operate, and is approved by the Board of Directors of each entity.

CHAIRMAN OF THE BOARD, PRESIDENT AND CEO, MR. RICHARD L. CARRION

         On an annual basis Mr. Carrion submits to the Corporation's Executive Committee a plan setting forth both quantitative and intangible goals applicable to each year and long-term goals. Evaluations will be made against the goals set forth in the plan. During 1997 Mr. Carrion's base salary remained the same.

        The Executive Committee evaluates Mr. Carrion's performance by taking into consideration the growth of the organization, implementation of a diversification strategy, achievement of financial goals, improvements to the product and service delivery system and development of human resources. The weight and significance accorded to these factors is subjective in nature and the weight assigned to each factor in determining compensation adjustments cannot be quantified.

         Mr. Carrion participates in an annual incentive program designed to enhance achievement of short-term financial goals and to increase shareholder value. The first incentive component could represent 15% of base salary, if the net income target is met, and if the net income target is exceeded it could reach 25%. Although the threshold continues to be 100% of target, the Human Resources Committee may recommend a discretionary bonus if results obtained are at least 95% of the pre-established net income target. The second component, which is based on return on equity (ROE) and is designed to enhance an increase in shareholder value, could range from 5% to 30% of base salary, depending on the ROE obtained. Additionally, the bonus award may be increased by 25% when shareholder return exceeds 20% annually on a consecutive three year period. Total shareholder return is calculated by taking into account the compounded annual yield of the stock, considering the market appreciation, dividends received and dividend reinvestment. This third and last bonus component recognizes consistent improvement in shareholder value. The maximum total incentive bonus that may be awarded could be 68.75% of basic salary if all components of the bonus program are achieved.

         For 1997, this incentive bonus was 43.21% of base salary. The first objective of net income after tax was 101% of target net income. The ROE obtained was 15.83% compared to a minimum of 15% required. Total shareholder return which was to exceed 20% annually on a consecutive three year period, was 55.34% for the three-year period ended December 31, 1997.

EXECUTIVE OFFICERS

         The group of Executive Officers is composed of two Senior Executive Vice Presidents and seven Executive Vice Presidents, all of whom participate in the Profit Sharing, Annual Incentive and Long-Term Incentive Plans. The President and CEO recommends to the Board of Directors of the Bank, for their approval, the salary increases and the bonuses to be awarded to the Executive Officers pursuant to the incentive plans.

         The salary increase program allows discretionary salary increases based on individual performance to be twice the team increases. It provides the CEO the opportunity to recognize changes in individual responsibilities and performance levels.

         Each Executive Officer participates in the Annual Incentive Plan. In 1997 a bonus of 43.21% of base salary was awarded to them. The net income after tax was 101% of target net income. The ROE obtained was 15.83% compared to a minimum of 15% required and total shareholder return which was to exceed 20% annually on a consecutive three year period, was 55.34% for the three-year period ended December 31, 1997.

                  HUMAN RESOURCES AND COMPENSATION COMMITTEE

                  Salustiano Alvarez Mendez       Francisco M. Rexach Jr.
                  Esteban D. Bird                 Julio E. Vizcarrondo Jr.
                  Hector R. Gonzalez

                             EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid by the Corporation or its subsidiaries to the ten highest paid Executive Officers of the Corporation and the two most highly compensated principal officers of the Corporation's subsidiaries for 1997.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION                            LONG-TERM
                                              FISCAL         -------------------          ALL OTHER      INCENTIVE PLAN
                                               YEAR    SALARY(A)   BONUS(B)  OTHER(C)  COMPENSATION(D)     PAYOUTS(E)       TOTAL
                                               ----    ---------   --------  --------  ---------------     ----------       -----
Richard L. Carrion ..........................  1997    $500,000    $275,942    -0-        $62,181            $91,195     $  929,318
  Chairman,                                    1996     475,000     399,889    -0-         56,558             55,535        986,982
  President and CEO                            1995     350,000      75,107    -0-         36,744              -0-          461,851

Jorge A. Junquera ...........................  1997     350,000     197,954    -0-         44,401             64,646        657,001
  Senior Executive Vice President              1996     291,351     240,468    -0-         35,305             36,449        603,573
  of the Corporation                           1995     245,042      53,096    -0-         25,690              -0-          323,828

David H. Chafey Jr. .........................  1997     350,000     197,909    -0-         44,401             63,240        655,550
  Senior Executive Vice President              1996     290,451     240,357    -0-         35,196             35,660        601,664
  of the Corporation                           1995     239,713      51,897    -0-         25,680              -0-          317,290

Larry B. Kesler .............................  1997     235,648     132,537    -0-         29,895             51,488        449,568
  Executive Vice President                     1996     207,488     168,163    -0-         25,143             29,023        429,817
  of the Corporation                           1995     195,168      42,238    -0-         20,909              -0-          258,315

Humberto Martin .............................  1997     225,978     127,075    -0-         28,668             48,462        430,183
  Executive Vice President                     1996     198,391     161,198    -0-         24,039             27,337        410,965
  of the Corporation                           1995     183,695      39,732    -0-         19,679              -0-          243,106

                                                             ANNUAL COMPENSATION                            LONG-TERM
                                              FISCAL         -------------------          ALL OTHER      INCENTIVE PLAN
                                               YEAR    SALARY(A)   BONUS(B)  OTHER(C)  COMPENSATION(D)     PAYOUTS(E)       TOTAL
                                               ----    ---------   --------  --------  ---------------     ----------       -----
Maria Isabel P. de Burckhart ................  1997    $223,187    $125,109    -0-        $28,314            $50,349     $  426,959
  Executive Vice President                     1996     201,285     162,919    -0-         24,391             28,377        416,972
  of the Corporation                           1995     190,848      41,309    -0-         20,446              -0-          252,603

Emilio E. Pinero ............................  1997     205,720     115,125    -0-         25,927             47,576        394,348
  Executive Vice President                     1996     188,677     152,579    -0-         22,863             26,835        390,954
  of the Corporation                           1995     180,337      39,118    -0-         18,733              -0-          238,188

Carlos J. Vazquez(f) ........................  1997     207,308     179,286    -0-          1,770              -0-          388,364
  Executive Vice President
  of the Corporation

Roberto R. Herencia(f) ......................  1997     201,667     112,248    -0-         25,584              -0-          339,499
  Executive Vice President                     1996     180,000      88,366    -0-         21,782              -0-          290,148
  of the Corporation

Carlos Rom Jr.(f) ...........................  1997     184,500     104,400    -0-         23,406              -0-          312,306
  Executive Vice President                     1996     155,100      74,562    -0-         18,794              -0-          248,456
  of the Corporation

Thomas J. Fitzpatrick .......................  1997     300,000     867,500    -0-         79,209              -0-        1,246,709
  President of Equity One, Inc. (a wholly-     1996     275,000     156,000    -0-         72,288              -0-          503,288
  owned subsidiary of Banco Popular, FSB)      1995     260,000     690,048  153,700       54,934              -0-        1,158,682

Kenneth McGrath .............................  1997     170,833     194,410    -0-         39,750              -0-          404,993
  President of Popular Securities Incorpora-   1996     150,000     188,200    -0-         65,750              -0-          403,950
  ted (a wholly-owned subsidiary of            1995     100,000     128,940    -0-          8,750              -0-          237,690
  the Corporation)

-----------------
(a)      Salaries before deductions.
(b) For the Bank's Executive Officers the bonus amount includes Christmas bonus, the bonus awarded under the Annual Management Incentive Compensation Plan and the cash portion payable under the Profit Sharing Plan of the Bank, except for Mr. Vazquez's bonus, which does not includes a Profit Sharing bonus but rather a special bonus of $49,000 paid with the Corporation's common stock purchased in the open market. For Mr. Fitzpatrick, the amount includes the annual performance bonus and a three year long-term incentive bonus payable under his employment agreement. For Mr. McGrath, the amount includes Christmas and performance bonus.
(c) Does not include the value of perquisites and other personal benefits because the aggregate amount of such benefits does not exceed lesser of $50,000 or 10% of total amount of annual salary and bonus of any named individual. In the case of Mr. Fitzpatrick includes amounts payable to compensate him for certain taxes payable by him with respect to the bonus received in 1995 under his employment agreement.
(d) For the Bank's Executive Officers, except for Mr. Vazquez, amount includes deferred portion awarded under the Profit Sharing Plan of the Bank, amounts accrued under the Benefit Restoration Plan, the amount from the Profit Sharing deferred and allocated to Stock Plan and the Bank's matching contribution to Stock Plan, which are described on page 19 thru 21. In the case of Mr. Vazquez the amount only includes the Bank's matching contribution to Stock Plan. For Mr. McGrath, amount includes matching contribution to 1165(e) plan and a deferred portion of the performance bonus. For Mr. Fitzpatrick, these amounts represent the contribution of Equity One, Inc. pursuant to Section 401(k) matching and deferred compensation under Supplementary Executive Retirement Plan.
(e) For the Plan Year ended December 31, 1997, the three year average ROE target was not achieved, nor the Peer Group three year average median ROE was exceeded. However, since Popular, Inc.'s average ROE represented an improvement of 41.78% over the base year ROE compared to Peer's median ROE, the Human Resources and Compensation Committee approved a discretionary bonus of 25% of the total stock awarded at the beginning of the Plan Year, including dividends and adjusted for the stock split. On March 12, 1998, 7,413 common shares were purchased in the open market at the price of $56.25. All Executive Officers selected to defer the incentive payment, except Mrs. Maria Isabel P. de Burckhart, Mr. Humberto Martin and Mr. Larry Kesler. This alternative is an amendment to the original Plan that was approved by the Board of Directors in December 1996.
(f) Information presented for 1997, 1996 and 1995, except for Messrs. Carlos J. Vazquez, Roberto R. Herencia, and Carlos Rom Jr. who were appointed Executive Officers in 1997. No disclosure is required with respect to these officers.

Long-Term Incentive Plan

        The Board of Directors approved in 1994 the Senior Executive Long-Term Incentive Plan. A set percentage of the base salary of each participant at the beginning of each Plan Year, is used to determine the dollar amount to be divided by an average closing price of the Corporation's common stock for the Incentive Payment. The incentive payment shall be made in common stock of the Corporation. All common stock to be awarded under this program is purchased in the open market.

        This Long-Term Incentive Plan divides the incentive payment as follows:
75% based on the attainment of a pre-established three-year average ROE objective for the performance period and 25% based on the achievement of an average ROE greater than the Peer Group's three-year average median ROE.

        In 1998, 1997, 1996 and 1995 awards of performance shares under the Long-Term Incentive Plan were granted to the Executive Officers as set forth below:

                                                      LONG-TERM INCENTIVE AWARDS

                                                                               ESTIMATED FUTURE PAYOUTS
                                                                              NON-STOCK-PRICE BASED PLANS
                                                                                 NUMBER OF SHARES (A)
                                                                             ----------------------------
                                       NUMBER          PERFORMANCE
                                        OF               PERIOD
        NAME            YEAR           SHARES (A)      UNTIL PAYOUT     THRESHOLD    TARGET          MAXIMUM
        ----            ----           ----------      ------------     ---------    ------          -------
Richard L. Carrion..... 1998           5,046.57        1/1/98-12/31/00      --       5,046.57        10,093.14
                        1997           7,695.60        1/1/97-12/31/99      --       7,695.60        15,391.20
                        1996           6,317.28        1/1/96-12/31/98      --       6,317.28        12,634.56
                        1995           5,985.98        1/1/95-12/31/97      --       5,985.98        11,971.96

Jorge A. Junquera...... 1998           3,924.21        1/1/98-12/31/00      --       3,924.21         7,848.42
                        1997           5,540.85        1/1/97-12/31/99      --       5,540.85        11,081.70
                        1996           3,790.37        1/1/96-12/31/98      --       3,790.37         7,580.74
                        1995           4,243.29        1/1/95-12/31/97      --       4,243.29         8,486.58

David H. Chafey Jr..... 1998           4,033.22        1/1/98-12/31/00      --       4,033.22         8,066.44
                        1997           5,540.85        1/1/97-12/31/99      --       5,540.85        11,081.70
                        1996           3,790.37        1/1/96-12/31/98      --       3,790.37         7,580.74
                        1995           4,151.00        1/1/95-12/31/97      --       4,151.00         8,302.00

Roberto R. Herencia.... 1998           2,328.69        1/1/98-12/31/00      --       2,328.69         4,657.38
                        1997           3,170.60        1/1/97-12/31/99      --       3,170.60         6,341.20

Larry B. Kesler........ 1998           2,650.11        1/1/98-12/31/00      --       2,650.11         5,300.22
                        1997           3,707.52        1/1/97-12/31/99      --       3,707.52         7,415.04
                        1996           2,646.49        1/1/96-12/31/98      --       2,646.49         5,292.98
                        1995           3,379.65        1/1/95-12/31/97      --       3,379.65         6,759.30

Maria Isabel P.         1998           2,500.04        1/1/98-12/31/00      --       2,500.04         5,000.08
  de Burckhart......... 1997           3,497.58        1/1/97-12/31/99      --       3,497.58         6,995.16
                        1996           2,563.50        1/1/96-12/31/98      --       2,563.50         5,127.00
                        1995           3,304.84        1/1/95-12/31/97      --       3,304.84         6,609.68

Humberto Martin........ 1998           2,494.72        1/1/98-12/31/00      --       2,494.72         4,989.44
                        1997           3,555.38        1/1/97-12/31/99      --       3,555.38         7,110.76
                        1996           2,537.92        1/1/96-12/31/98      --       2,537.92         5,075.84
                        1995           3,180.96        1/1/95-12/31/97      --       3,180.96         6,361.92

Emilio E. Pinero....... 1998           2,298.06        1/1/98-12/31/00      --       2,298.06         4,596.12
                        1997           3,215.00        1/1/97-12/31/99      --       3,215.00         6,430.00
                        1996           2,399.23        1/1/96-12/31/98      --       2,399.23         4,798.46
                        1995           3,122.82        1/1/95-12/31/97      --       3,122.82         6,245.64

Carlos Rom Jr.......... 1998           2,051.94        1/1/98-12/31/00      --       2,051.94         4,103.88
                        1997           2,924.34        1/1/97-12/31/99      --       2,924.34         5,848.68

Carlos J. Vazquez...... 1998           3,025.42        1/1/98-12/31/00      --       3,025.42         6,050.84

(a) the number of shares for 1996 and 1995 were adjusted to reflect a stock split of one share for each share outstanding effected in a form of a dividend, effective July 1, 1996.

         The share awards shown above are payable at the end of each three-year performance period if objectives are attained. Dividends that would be payable on the shares of stock, if they were held by the Executive Officers, will be credited and become part of the Incentive Payment. At the option of the participant, a portion equal to the estimated tax due with respect to the incentive payments of the awards may be paid in cash.

         If the Corporation's target is met or exceeded, the share payments corresponding to the Corporation's and Peer Group's goals are increased separately by a leverage factor that cannot exceed two times the target share amounts.

         Even if the ROE for the Corporation does not equal or exceed the Peer three-year average median ROE, the Human Resources and Compensation Committee, at its own discretion, may recommend the distribution of 25% of the targeted bonus if the results attained for the Plan Year average represent an improvement of no less than 25% over the base year.

         For the Plan Year ended December 31, 1997, the three year average ROE target was not achieved, nor the Peer Group three year average median ROE was exceeded. However, since Popular, Inc.'s average ROE represented an improvement of 41.78% over the base year ROE compared to Peer's median ROE, the Human Resources and Compensation Committee approved a discretionary bonus of 25% of the total stock awarded at the beginning of the Plan Year, including dividends and adjusted for the stock split. On March 12, 1998, 7,413 common shares were purchased in the open market at the price of $56.25. All Executive Officers selected to defer the incentive payment, except Mrs. Maria Isabel P. de Burckhart, Mr. Humberto Martin and Mr. Larry Kesler. This alternative is an amendment to the original Plan that was approved by the Board of Directors in December 1996.

OTHER INCENTIVE COMPENSATION PLANS

         The Bank has an Annual Management Incentive Plan for different management levels. Under this Plan, incentive bonuses are based on individual performance as well as the Corporation or Bank's performance, measured by net income and ROE. The weight assigned to the Corporation or the Bank's performance objectives varies according to management level, but the weight of individual performance applies equally to all managers participating.

         The Bank also has an Excellence in Performance Program in which all employees participate. This program rewards employees for extraordinary personal contributions that are non-recurring in nature, typically not recognizable through merit or promotional salary action, and clearly recognized as such by management and peers alike.

         Additionally, the Bank has several functional incentive programs that reward employees' productivity in specific areas.

PROFIT SHARING PLAN OF THE BANK

         All officers and regular monthly salaried employees of the Bank as of January 1, 1976, or hired after that date, are active participants in the Bank's operating earnings under the yearly Profit Sharing Plan, as of the first day of the calendar month following completion of one year of service.

         Under this plan the Bank's annual contribution is determined by the Board of Directors based on the profits of the Bank for the year. The amount allocated to each officer or employee is based on his or her earned salary for the year. The total amount contributed for the year 1997 was $26,348,027 of which 50% was contributed to the Profit Sharing Plan, 10% to the Stock Plan and the remainder was paid in cash.

BENEFIT RESTORATION PLAN OF THE BANK

         The Internal Revenue Service (IRS) set a limit of $160,000 as the amount of compensation that may be considered in calculating future retirement payments from qualified pension plans. This limit applies to the Bank's Retirement Plan, Profit Sharing and Stock Plan.

         The Board of Directors has approved a "Benefit Restoration Plan" for those officers whose annual compensation is higher than the established limit. This non-qualified plan will provide those benefits that cannot be accrued under the Bank's Retirement and Profit Sharing Plan, which are qualified plans. Benefits under the Benefit Restoration Plan shall be equal to the account balance that would be provided under the Profit Sharing Plan and equal to the benefits that would have been accrued under the Retirement Plan. The Plan is unfunded.

RETIREMENT PLAN OF THE BANK

         The Bank has a non-contributory, defined benefit Retirement Plan covering substantially all regular monthly employees. Monthly salaried employees are eligible to participate in the Plan following the completion of one year of service and 21 years of age. Pension costs are funded in accordance with the minimum funding standards under the Employee Retirement Income Security Act ("ERISA").

         The basis for the Retirement Plan formula is Total Compensation, which includes Christmas Bonus, incentives, overtime, differentials, Profit Sharing cash bonuses and any other compensation received by the employees. Benefits are paid on the basis of a straight life annuity plus supplemental death benefits and are not reduced for Social Security or other payments received by participants.

         Normal retirement age at the Bank is a combination of years of age and completed years of service totalling 75. Meanwhile, early retirement is at 55 years of age with 10 years of service. Employees with 30 years of service or more are provided with a retirement benefit of 40% of Total Compensation. Benefits are reduced only if the employee retires before age 55. Benefits are subject to the U.S. Internal Revenue Code limits on compensation and benefits.

         The following table sets forth the estimated annual benefits that would become payable under the Retirement Plan and the Benefit Restoration Plan based upon certain assumptions as to total compensation levels and years of service. The amounts payable in this table are not necessarily representative of amounts that may actually become payable under the plans. The amounts represent the benefits upon retirement on December 31, 1997, of a participant at age 65.


          TOTAL
      COMPENSATION                 ESTIMATED ANNUAL BENEFITS / YEARS OF SERVICE
------------------------------------------------------------------------------------------------------
                            15             20               25              30              35
                            --             --               --              --              --
     $1,000,000         $ 183,000       $255,000        $ 328,000        $400,000        $400,000
        900,000           164,000        230,000          295,000         360,000         360,000
        800,000           146,000        204,000          262,000         320,000         320,000
        700,000           128,000        179,000          229,000         280,000         280,000
        600,000           110,000        153,000          197,000         240,000         240,000
        500,000            91,000        128,000          164,000         200,000         200,000
        400,000            73,000        102,000          131,000         160,000         160,000
        300,000            55,000         77,000           98,000         120,000         120,000

The 1997 total compensation and estimated years of service at age 65 for the five highest paid key policy-making Executive Officers are as follows.


                                                              Estimated
                                                 1997          Years of
                                                 Total         Service
                                             Compensation     At Age 65
                                             ------------     ---------
Richard L. Carrion                           $  929,000         41.5
Jorge A. Junquera                               657,000         42.3
David H. Chafey Jr.                             656,000         38.5
Larry B. Kesler                                 450,000         16.5
Humberto Martin                                 430,000         42.0

STOCK PLAN OF THE BANK

         The Bank has adopted two Stock Plans, one covering employees of the Bank in Puerto Rico and another covering employees of the Bank in the U.S., and the British and U.S. Virgin Islands. All regular monthly salaried employees are eligible to participate in the Stock Plans following the completion of three-months of service.

         The Bank may contribute a discretionary amount based on the profits of the Bank for the year, which is allocated to each officer or employee based on his or her basic salary for the year, as determined by the Board of Directors. The Stock Plans also allow employees to voluntarily elect to defer a predetermined percentage not to exceed 10% of their pre-tax base compensation (after tax in the British Virgin Islands) up to a maximum amount as determined by the applicable tax laws. The Bank will match 50% of the amount contributed by a participant up to a maximum of 2% of the participant's annual base salary.

         All contributions to the Stock Plans will be invested in shares of common stock of the Corporation which are purchased in the open market.

                                 POPULAR, INC.
                               PERFORMANCE GRAPHS

         On prior years the performance graph was prepared using S & P 500 indexes since the National Association of Securities Dealers Automated Quotation (NASDAQ) Composite Index was not calculated on a total return basis. However, this year the Center for Research in Security Prices (CRSP) at the University of Chicago prepared for NASDAQ the NASDAQ Stock Market Total Return Index for the past six years to comply with the Securities and Exchange Commission proxy rules. Graph A, shown below, compares the cumulative total shareholder return during the measurement period with the cumulative total return, assuming reinvestment of dividends, of the NASDAQ Stock Market Index and the NASDAQ Bank Composite Index, while Graph B presents the above comparison using S & P 500 indexes.

         For both graphs the cumulative total shareholder return was obtained by dividing (i) the cumulative amount of dividends per share, assuming dividend reinvestment, since the measurement point, December 31, 1992 plus (ii) the change in the per share price since the measurement date, by the share price at the measurement date.

GRAPH A

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                         TOTAL RETURN AS OF DECEMBER 31
                           (DECEMBER 31, 1992 = 100)




                           BASE
                           PERIOD
COMPANY / INDEX            1992     1993     1994     1995     1996     1997
--------------------------------------------------------------------------------
POPULAR INC                100       105.69    99.02   140.84   251.89   376.18
NASDAQ BANKS COMPOSITE     100      114.042  113.627  169.222  223.412  377.438
NASDAQ STOCK MARKET        100      114.796  112.214  158.699  195.192  239.527

Graph B

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                         TOTAL RETURN AS OF DECEMBER 31
                           (DECEMBER 31, 1992 = 100)



                           BASE
                           PERIOD
COMPANY / INDEX            DEC92    DEC93    DEC94    DEC95    DEC96    DEC97
--------------------------------------------------------------------------------
POPULAR INC                100      105.69    99.02   140.84   251.89   376.18
BANKS COMPOSITE            100      110.24   104.59   166.66   235.91   340.76
S&P 500 INDEX              100      110.08   111.53   153.45   188.68   251.63


                         INDEPENDENT PUBLIC ACCOUNTANTS

         In November 1997, the partners of Price Waterhouse and of Coopers & Lybrand voted to approve the merger of the two organizations. The next step in the merger effort is obtaining approval from regulatory authorities. This process is expected to be completed in the summer of 1998.

         The Board of Directors intends to retain the services of Price Waterhouse or the resulting public accountants firm as the independent auditors of the Corporation for the year 1998. Price Waterhouse has served as independent auditors of the Bank since 1971 and of the Corporation since May 1991, when it was appointed by the Board of Directors.

         Representatives of Price Waterhouse will attend the Stockholders Meeting and will be available to answer any questions that may arise; they will also have the opportunity to make a statement if they so desire.

                           INCORPORATION BY REFERENCE

         The Form 10K, audited financial statements, certain supplemental financial information and Management Discussion and Analysis of Financial Condition and Results of Operations included in the Corporation's Annual Report to Stockholders for the year ended December 31, 1997, which accompany this Proxy Statement are hereby incorporated by reference herein. In addition, all documents filed by the Corporation pursuant to Section 13(a) of the Securities Exchange Act of 1934 subsequent to the date of this Proxy Statement and prior to the Annual Meeting shall be deemed to be incorporated by reference herein.

           PROPOSALS OF SECURITY HOLDERS TO BE PRESENTED AT THE 1999
                         ANNUAL MEETING OF STOCKHOLDERS

         Stockholders' proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Corporate Secretary, at its principal executive offices, Popular Center Building, San Juan, Puerto Rico, 00918, not later than November 25, 1998 for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to the 1999 Annual Meeting of Stockholders.

                                 OTHER MATTERS

         Management does not know of any other matters to be brought before the Meeting other than those described previously. Proxies in the accompanying form will confer discretionary authority to Management with respect to any such other matters presented at the meeting.

         To avoid delays in ballot taking and counting, and in order to assure that your Proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: upon signing a Proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are in the name of more than one recordholder, all should sign.

         Whether or not you plan to attend the Meeting, it is very important that your shares be represented and voted in the Meeting. Accordingly, you are urged to properly complete, sign, date and return your Proxy Card.

San Juan, Puerto Rico, March 18, 1998




     RICHARD L. CARRION                          SAMUEL T. CESPEDES
Chairman of the Board, President                      Secretary
  and Chief Executive Officer

                              [POPULAR, INC. LOGO]

                                                                                                                         APPENDIX

                                                        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                PROXY                           The undersigned hereby appoints Richard L. Carrion, Jorge A. Junquera and David
         (POPULAR, INC. LOGO)                   H. Chafey Jr. as Proxies, each with the power to appoint his substitute, and
           P.O. Box 362708                      authorizes them to represent and to vote as designated below all the shares of
   San Juan, Puerto Rico  00936-2708            common stock of Popular, Inc. held on record by the undersigned on March 4,
                                                1998, at the Annual Meeting of Shareholders to be held at the Centro Europa
                                                Building, 3rd Floor, San Juan, Puerto Rico, on April 23, 1998, at 10:00 a.m. or
                                                at any adjournments thereof, as follows:


1. ELECTION OF DIRECTORS - Nominees:

      LUIS E. DUBON JR.      HECTOR R. GONZALEZ      MANUEL MORALES JR.      FRANCISCO M. REXACH JR.    JULIO E. VIZCARRONDO JR.
     / /  VOTE GRANTED FOR all nominees   / /  VOTE WITHHELD FOR all nominees
     / /  VOTE GRANTED, except for the following nominee(s) (insert in the space provided below the names of those nominees for whom you do not wish to vote)

2. AT THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.
   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION
   IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1. Please refer to instructions below.


                                                                                          ----------------------------------------
                                                                                          Signature

                                                                                          ----------------------------------------
                                                                                          Signature


                                                                                                           -----------------------
                                                                                                                     DATE

                                                                                                    (VEA AL DORSO TEXTO EN ESPANOL)

                         PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                    No Postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.



-----------------------------                       INSTRUCTIONS: Please sign exactly as your name appears above. When shares are
       Annual Meeting                               held by joint tenants or by tenants in common, each holder should sign. When
             of                                     signing as attorney, executor, administrator, trustee or guardian, please give
     (POPULAR, INC. LOGO)                           full title as such. If a corporation, the president or other authorized officer should sign under the full corporate name and the position of such authorized
-----------------------------                       officer should appear below the signature. If a partnership, please sign in partnership name by authorized person.


                                                                                          (MAP)


Thursday, April 23, 1998
      10:00 a.m.
 Centro Europa Building
  San Juan, Puerto Rico